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                                                                    EXHIBIT 23.1


           CONSENT AND REPORT AS TO SCHEDULE OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report on Form 10-K of MediaBin, Inc. of our report dated February 4, 2001, included in the 2000 Annual Report to Shareholders of MediaBin, Inc. and also included in this Annual Report on Form 10-K.

Our audits also included the financial statement schedule of MediaBin, Inc. listed in Item 14(a). This schedule is the responsibility of MediaBin, Inc.'s management. Our responsibility is to express an opinion based on our audits. In our opinion, as of the date of our report referred to in the preceding paragraph, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-68593) pertaining to the 1994 Amended and Restated Directors Stock Option Plan and the 1994 Amended and Restated Stock Option Plan of MediaBin, Inc. of our report dated February 4, 2001, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report on Form 10-K for the year ended December 31, 2000.

                                      /s/ Ernst & Young LLP


Atlanta, Georgia
March 27, 2001